CUSIP No. 45672K 107

EXHIBIT A

JOINT FILING AGREEMENT

Dated as of October 17, 2012

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, each of the undersigned hereby agrees to the joint filing on behalf of each of the undersigned of a Schedule 13D (including any and all amendments thereto) with respect to the shares of common stock, par value $0.001 per share, of Infinity Resources Holdings Corp., a Nevada corporation, and that this Joint Filing Agreement may be included as an Exhibit to such joint filing.

Each of the undersigned agrees that each party hereto is responsible for the timely filing of such Schedule 13D (including any and all amendments thereto) and for the completeness and accuracy of the information concerning such party contained therein, provided that no party is responsible for the completeness and accuracy of the information concerning any other party, unless such party actually knows that such information is incorrect. Each party will indemnify the other parties for any incompleteness or inaccuracy in such information concerning the indemnifying party.

Dated: November 14, 2012	/s/ Colton R. Melby
Colton R. Melby

EARTH NOW INVESTMENTS, L.L.C.

	By:	Pelican Crest Management Group
	Its:	Manager

	By:	Pelican Crest Asset Management, L.L.C.
	Its:	Manager

	By:	/s/ Colton R. Melby
	Name:	Colton R. Melby
	Title:	Manager

GLOBAL SECURITY HOLDING, L.L.C.

	By:	Pelican Crest Management Group
	Its:	Manager

	By:	Pelican Crest Asset Management, L.L.C.
	Its:	Manager

	By:	/s/ Colton R. Melby
	Name:	Colton R. Melby
	Title:	Manager